CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Camelot Funds, comprising Camelot Premium Return Fund and Camelot Excalibur Small Cap Income Fund, each a series of Mutual Fund Series Trust, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

January 23, 2018